                                                                 EXHIBIT 23.2

The Directors
Haskel International, Inc.
100 East Graham Place
Burbank, California  91502
USA


Dear Sirs:

                     CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement of Form S-8 of our report dated 27 June 1995, which appears on page 36 of the 1995 Annual Report to Shareholders of Haskel International, Inc., which is incorporated by reference in Haskel International, Inc.'s Annual Report on Form 10-K for the year ended May 31, 1995. We also consent to the incorporation by reference of our report on the Financial Statement Schedules, which appears on page F-2 of such Annual Report on Form 10-K.

/s/ Price Waterhouse
- --------------------


Price Waterhouse
Newcastle upon Tyne
United Kingdom
June 6, 1996